SEC 1745 POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION (02-02) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
         DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                            UNITED STATES                      OMB APPROVAL
                 SECURITIES AND EXCHANGE COMMISSION            OMB Number:
                       WASHINGTON, D.C. 20549                  3235-0145
                                                               Expires: December
                            SCHEDULE 13G                       31, 2005
                           (RULE 13D-102)                      Estimated average
                                                               burden hours per
       INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2 response. . 11
              UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO. 1 )*

                       HIGHBURY FINANCIAL INC.
                          (Name of Issuer)

                            COMMON STOCK
                   (Title of Class of Securities)

                              42982Y109
                           (CUSIP Number)

                          February 27, 2009
       (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


   [     ]    Rule 13d-1(b)
   [  X  ]    Rule 13d-1(c)
   [     ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the No

                              CUSIP NO. 42982Y109

 1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Potomac Capital Management LLC
     13-3984298

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (A)  [   ]
     (B)  [   ]

 3.  SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION
     Limited Liability Company formed under the laws of the State of New York


NUMBER OF         5. SOLE VOTING POWER
SHARES               215,168
BENEFICIALLY
OWNED BY          6. SHARED VOTING POWER
EACH                 0
REPORTING
PERSON WITH       7. SOLE DISPOSITIVE POWER
                     215,168

                  8. SHARED DISPOSITIVE POWER
                     0

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     The Reporting Persons own an aggregate of 215,168 shares consisting of warrants to purchase 215,168 shares of common stock, representing in the aggregate 2.3% of the issued and outstanding shares.

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)  [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     2.3%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     HC; OO (Limited Liability Corporation)

                              CUSIP NO. 42982Y109

 1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Potomac Capital Management Inc.
     13-3984786

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (A)    [     ]
     (B)    [     ]

 3.  SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION
     Corporation formed under the laws of the State of New York


NUMBER OF         5. SOLE VOTING POWER
SHARES               202,332
BENEFICIALLY
OWNED BY          6. SHARED VOTING POWER
EACH                 0
REPORTING
PERSON WITH       7. SOLE DISPOSITIVE POWER
                     202,332

                  8. SHARED DISPOSITIVE POWER
                     0

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     The Reporting Persons own an aggregate of 202,332 shares consisting of warrants to purchase 202,332 shares of common stock, representing in the aggregate 2.2 % of the issued and outstanding shares.

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)  [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     2.2%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     HC; CO

                              CUSIP NO. 42982Y109

 1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     Paul J. Solit

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (A)  [   ]
     (B)  [   ]

 3.  SEC USE ONLY

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION
     U.S. Citizen


NUMBER OF         5. SOLE VOTING POWER
SHARES               1,000
BENEFICIALLY
OWNED BY          6. SHARED VOTING POWER
EACH                 417,500 shares of common stock
REPORTING
PERSON WITH       7. SOLE DISPOSITIVE POWER
                     1,000

                  8. SHARED DISPOSITIVE POWER
                     417,500 shares of common stock

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     The Reporting Persons own an aggregate of 418,500 shares consisting of 1,000 shares of common stock and warrants to purchase 417,500 shares of common stock, representing in the aggregate 4.38% of the issued and outstanding shares.

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)  [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     4.38%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS
     IN; HC

ITEM 1.

     (A)  NAME OF ISSUER
          Highbury Financial Inc.

     (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
          999 Eighteenth St., Suite 3000
          Denver, CO 80202

ITEM 2.

     (A)  NAME OF PERSON FILING
          Potomac Capital Management LLC

     (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 825 Third Avenue
          33rd Floor
          New York, New York 10022

     (C)  CITIZENSHIP
          Limited Liability Company formed under the laws of the State of
\         New York.

     (A)  NAME OF PERSON FILING
          Potomac Capital Management Inc.

     (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 825 Third Avenue
          3rd Floor
          New York, New York 10022

     (C)  CITIZENSHIP
          Corporation formed under the laws of the State of New York.

     (A)  NAME OF PERSON FILING
          Paul J. Solit

     (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE c/o Potomac Capital Management LLC
          825 Third Avenue
          33rd Floor
          New York, New York 10022

     (C)  CITIZENSHIP
          U.S. Citizen

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
          Not Applicable

          (A) [ ] BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE EXCHANGE ACT;

          (B)  [  ] BANK AS DEFINED IN SECTION 3(A)(6) OF THE EXCHANGE ACT;

          (C) [ ] INSURANCE COMPANY AS DEFINED IN SECTION 3(A)(19) OF THE EXCHANGE ACT;

          (D) [ ] INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT;

          (E)  [  ] AN INVESTMENT ADVISER IN ACCORDANCE WITH RULE
                    13D-1(B)(1)(II)(E);

          (F) [ ] AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN ACCORDANCE WITH RULE 13D-1(B)(1)(II)(F);

          (G) [ ] A PARENT HOLDING COMPANY OR CONTROL PERSON IN ACCORDANCE WITH RULE13D-1(B)(1)(II)(G);

          (H) [ ] A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(B) OF THE FEDERAL DEPOSIT INSURANCE ACT;

          (I)  [  ]  A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN
                     INVESTMENT COMPANY UNDER SECTION 3(C)(14) OF THE INVESTMENT COMPANY ACT;

          (J)  [  ] GROUP, IN ACCORDANCE WITH RULE 13D-1(B)(1)(II)(J).

ITEM 4.   OWNERSHIP

PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN ITEM 1.

POTOMAC CAPITAL MANAGEMENT LLC

          (A)    AMOUNT BENEFICIALLY OWNED:
                 The Reporting Persons own an aggregate of 215,168 shares consisting of warrants to purchase 215,168 shares of common stock, representing in the aggregate 2.3% of the issued and outstanding shares.

          (B)    PERCENT OF CLASS:
                 2.3%

          (C)    NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                 (I)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                        215,168
                 (II)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                        0
                 (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 215,168
                 (IV)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                        0

POTOMAC CAPITAL MANAGEMENT INC.

           (A)    AMOUNT BENEFICIALLY OWNED:
                  The Reporting Persons own an aggregate of 202,332 shares consisting of warrants to purchase 202,332 shares of common stock, representing in the aggregate 2.2 % of the issued and outstanding shares.

           (B)    PERCENT OF CLASS:
                  2.2%

           (C)    NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                  (I)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                         202,332
                  (II)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                         0
                  (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 202,332
                  (IV)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                         0

PAUL J. SOLIT

           (A)    AMOUNT BENEFICIALLY OWNED:
                  The Reporting Persons own an aggregate of 418,500 shares consisting of 1,000 shares of common stock and warrants to purchase 417,500 shares of common stock, representing in the aggregate 4.38% of the issued and outstanding shares.

           (B)    PERCENT OF CLASS:
                  4.38%.

           (C)    NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                  (I)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                        1,000
                  (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                        417,500
                  (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                        1,000
                  (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                        417,500

ITEM 5

If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ x ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON
           See Exhibit A attached hereto.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
           Not Applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP
           Not Applicable.

ITEM 10.   CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated this 19th day of February, 2009

                                              POTOMAC CAPITAL MANAGEMENT LLC
                                              By: /S/ PAUL J. SOLIT
                                                  -----------------------------
                                                  Paul J. Solit, Managing Member

                                              POTOMAC CAPITAL MANAGEMENT INC.
                                              By: /S/ PAUL J. SOLIT
                                                  -----------------------------
                                                  Paul J. Solit, President

                                              PAUL J. SOLIT
                                              By: /S/ PAUL J. SOLIT
                                                  -----------------------------
                                                  Paul J. Solit

EXHIBIT INDEX

The following exhibits are filed with this report on Schedule 13G/A:

Exhibit A   Identification of entities which acquired the shares which are the subject of this report on Schedule 13G/A

Exhibit B   Joint Filing Agreement dated February 27, 2009 among Potomac Capital
            Management LLC, Potomac Capital Management, Inc., Paul J. Solit